Modification No. 1

Regarding

Amended and Restated Loan Agreement

Among

Certain Lenders,

HSBC Bank USA, As Agent

And

MOOG INC.

This Modification No. 1 dated as of August 6, 2003 ("Modification") to the Amended and Restated Loan Agreement dated as of March 3, 2003 ("Agreement") is entered into by and among MOOG INC., a New York business corporation ("Borrower"), certain lenders which are currently parties to the Agreement ("Lenders"), and HSBC BANK USA, a New York banking corporation, as agent for the Lenders ("Agent").

RECITALS

A.     Borrower has advised the Agent and the Lenders that Borrower is actively pursuing an asset acquisition of the Poly-Scientific business of Litton Systems, Inc. ("Target") which may cost up to $158.0 million ("Acquisition"); that the Target will become a division of the Borrower or will become a new wholly-owned subsidiary of Borrower ("Target Subsidiary"); that Borrower may finance the Acquisition in part from borrowings under the Revolving Loan facility in the Agreement, and in part by borrowing up to $80.0 million on an unsecured basis in the form of a bridge loan from certain of the existing Lenders, including HSBC Bank USA, with a term of 18 months ("Bridge Loan"), and with guaranties from each of the existing Guarantors under the Agreement and from the Target Subsidiary if the Target Subsidiary acquires the assets of the Target ("Bridge Guaranties"); that the Borrower or the Target Subsidiary, as appropriate, will execute and deliver to the Agent mortgages on the real property assets acquired from the Target; that the Target Subsidiary will deliver to the Agent the executed security agreement required by the Agreement if the Target Subsidiary acquires the assets of the Target; and that Borrower intends to obtain the funds to repay the Bridge Loan from either the net proceeds of an additional equity offering ("Equity Issuance") or from the issuance of additional public or private debt provided such debt is unsecured and subordinated to all indebtedness under the Agreement, and used solely to refinance the Bridge Loan ("Debt Issuance").

B.     Borrower has requested that the Agent and the Lenders:

(i)	Modify the Agreement to permit the Acquisition and, provided the Acquisition occurs, the Bridge Loan, the Bridge Guaranties, the formation of the Target Subsidiary, the Equity Issuance and the Debt Issuance without diminishing the existing $25.0 million baskets for Permitted Acquisitions and Permitted Indebtedness;
(ii)	Modify the restrictions in the Agreement against, the use of the net proceeds of the Equity Issuance or the Debt Issuance by the Borrower to prepay the Bridge Loan rather than to firstly prepay either the Revolving Loans or the Term Loans;

(iii)	Modify the definition of "Consolidated Adjusted EBITDA" to permit certain of the historical financial results of the Target to be included therein for the first twelve months following the date of the Acquisition for purposes of the Interest Coverage Ratio, the Fixed Charge Coverage Ratio, the Leverage Ratio and the calculation of Applicable Interest Margin; and

(iv)	Modify the definition of "Consolidated Fixed Charges" to exclude therefrom the repayment of the Bridge Loan.

C.     The Agent and the Lenders are agreeable to the foregoing to the extent set forth in this Modification and subject to each of the terms and conditions stated herein.

D.     The Borrower and each of the guarantors under the Agreement ("Guarantors") will benefit from the modifications set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and of the loans or other extensions of credit heretofore, now or hereafter made by the Lenders, to, or for the benefit of the Borrower and its Subsidiaries, the parties hereto agree as follows:

1.     Definitions. Except to the extent otherwise specified herein, capitalized terms used in this Modification shall have the same meanings specified in the Agreement.

2.     Modifications. The Agent and the Lenders hereby modify the Agreement as follows: (i) for purposes of calculating "Consolidated Adjusted EBITDA" as defined in Section 1.10 of the Agreement on a trailing four fiscal quarter basis for purposes of the financial covenants in Sections 8.4, 8.5 and 8.6 of the Agreement and the definition of Applicable Interest Margin in Section 1.4 of the Agreement, the Borrower may, during the twelve month period following the date the Borrower or the Target Subsidiary acquires the assets of the Target, include in such calculation the necessary portion of the historical results of the Target which were achieved prior to the date of the Acquisition for such time period as is necessary for the Borrower to have figures on a trailing four fiscal quarter basis from the date of computation; (ii) the definition of "Permitted Acquisition" set forth in Section 1.60 of the Agreement shall include therein the Acquisition without diminishing the $25.0 million basket therein; (iii) the definition of "Permitted Indebtedness" set forth in Section 1.63 of the Agreement shall include therein the Bridge Guaranties, the Bridge Loan and any unsecured renewal, replacement or refinancing of the Bridge Loan including the Debt Issuance provided the terms and conditions thereof are satisfactory to the Agent, all without diminishing the $25.0 million basket therein; (iv) the definition of "Net Proceeds" set forth in Section 1.58 of the Agreement shall not include the net proceeds of the Equity Issuance or the Debt Issuance or any other renewal, replacement or refinancing of the Bridge Loan to the extent such net proceeds are actually used to prepay the Bridge Loan; (v) Section 9.8(vi) of the Agreement shall permit the formation of the Target Subsidiary provided the Target Subsidiary satisfies the requirements of Section 8.18 of the Agreement regarding delivery to the Agent of a guaranty agreement and security agreement, and the Borrower and the Target Subsidiary, as appropriate, comply with Section 5.1 hereof; and (vi) the definition of Consolidated Fixed Charges set forth in Section 1.12 of the Agreement shall permit in (iii) thereof the exclusion from such amount of the repayment of the Bridge Loan.

        2.1     Limitation on Modifications. The foregoing modifications are only applicable and shall only be effective in the specific instance and for the specific purpose for which made, are expressly limited to the facts and circumstances referred to herein, and shall not operate as (i) a waiver of, or consent to non-compliance with any other provision of the Agreement or any other Loan Document, (ii) a waiver or modification of any right, power or remedy of either the Agent or any Lender under the Agreement or any Loan Document, or (iii) a waiver or modification of, or consent to, any Event of Default or Default under the Agreement or any Loan Document.

3.     Conditions Precedent. The effectiveness of each and all of the modifications contained in this Modification is subject to the satisfaction, in form and substance satisfactory to the Agent, of each of the following conditions precedent:

        3.1     Documentation. The parties hereto shall have duly executed and delivered to the Agent fourteen (14) duplicate originals of this Modification.

        3.2     Supplemental Commitment Fee. The Borrower shall have agreed, as evidenced by Borrower's execution and delivery to the Agent of signature pages hereto, to pay to the Agent, for the account of each Lender which has approved this Modification (each an "Approving Lender") as evidenced by such Approving Lender's timely execution and delivery to the Agent of signature pages to this Modification, a supplemental commitment fee in an amount equal to 0.20% (i.e. 20 basis points) of such Approving Lender's Commitment Percentage of the aggregate amount of the Revolving Loan Maximum Aggregate Principal Amount plus the then outstanding amount of such Lender's Term Loan all as of, and payable on, the date of closing of the Acquisition, as consideration for permitting the Revolving Loan Facility to be used for the Acquisition.

        3.3     No Default. As of the effective date of this Modification, no Default or Event of Default shall have occurred and be continuing.

        3.4     Representations and Warranties. The representation and warranties contained in Section 4 hereof and in the Agreement shall be true correct and complete as of the effective date of this Modification as though made on such date.

        3.5     Other. The Agent shall have received such other approvals or documents as any Lender through the Agent may reasonably request, and all legal matters incident to the foregoing shall be satisfactory to the Agent and its counsel.

4.     Representations and Warranties of Borrower. Borrower hereby represents and warrants as follows:

        4.1     Each of the representations and warranties set forth in the Agreement is true, correct, and complete on and as of the date hereof as though made on the date hereof, and the Agreement and each of the other Loan Documents remains in full force and effect.

        4.2     As of the date hereof, there exists and will exist no Default or Event of Default under the Agreement or any other Loan Document, and no event which, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default.

        4.3     The execution, delivery and performance by the Borrower of this Modification is within Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not, and will not, (i) contravene Borrower's certificate of incorporation or bylaws, (ii) violate any law, including without limitation the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any rule, regulation (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) order, writ, judgement, injunction, decree, determination or award, and (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, mortgage, deed of trust or any other material instrument or agreement binding on Borrower or any Subsidiary or any of their properties or result in or require the creation or imposition of any lien upon or with respect to any of their properties.

        4.4     This Modification has been duly executed and delivered by the Borrower and by the Guarantors, and is the legal, valid and binding obligation of the Borrower and the Guarantors enforceable against the Borrower and each of the Guarantors in accordance with its terms.

        4.5     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery or performance by the Borrower and the Guarantors of this Modification or any other agreement or document related hereto or contemplated hereby to which the Borrower or any of the Guarantors is or is to be a party or otherwise bound except for required filings and approvals under the federal securities laws in connection with the Equity Offering and approval of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements

Act of 1976 and the rules and regulations thereunder,or (ii) the exercise by the Agent or any Lender of its rights under the Agreement as modified by this Modification.

5.     Covenant.

    5.1     Collateral. Borrower hereby covenants and agrees to cooperate with the Agent in any manner reasonably necessary in order to continue, or in the case of after-acquired property, create a perfected first lien in favor of the Agent, on behalf of the Lenders, in all real and personal property assets of the Borrower or the Target Subsidiary acquired as a result of the Acquisition, including, without limitation, executing and delivering to the Agent mortgages, title insurance, security agreements and related documentation satisfactory to the Agent promptly upon completion of the Acquisition.

6.     Acknowledgments and Reaffirmations.

    6.1     The Borrower hereby reaffirms the Loan Documents to which it is a party and agrees that such Loan Documents remain in full force and effect.

    6.2     By their signatures below, each of the Guarantors specifically consents to this Modification herein and reaffirms the continuing effectiveness of its respective guaranty and general security agreement originally executed and delivered in connection with the Agreement, and the UCC financing statements filed in connection with the Agreement, and agrees that such guaranty and general security agreement cover payment of any and all Obligations under the Agreement as modified hereby and under the notes executed and delivered in connection therewith.

7.     Other.

    7.1     Borrower agrees to pay all out-of-pocket expenses and fees of the Agent in connection with the negotiation, preparation and execution of this Modification including the reasonable fees and disbursements of counsel to the Agent.

    7.2     This Modification may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

    7.3     This Modification shall be governed by and construed under the internal laws of the State of New York, as the same may be from time to time in effect, without regard to principles of conflicts of laws.

The parties hereto have caused this Modification to be duly executed as of the date shown at the beginning of this Modification.

HSBC BANK USA
By	/s/ William H. Graser
Name:	William H. Graser
Title:	First Vice President

MANUFACTURERS AND TRADERS
TRUST COMPANY
By	/s/ Sean V. Timms
Name:	Sean V. Timms
Title:	Vice President

FLEET NATIONAL BANK
By	/s/ John C. Wright
Name:	John C. Wright
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION
By	/s/ William R. Perkins
Name:	William R. Perkins
Title:	Vice President

BANK OF TOKYO-MITSUBISHI
TRUST COMPANY
By	/s/ Paresh R. Shah
Name:	Paresh R. Shah
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
By	/s/ Stephen J. Boyd
Name:	Stephen J. Boyd
Title:	Vice President

JPMORGAN CHASE BANK
By	/s/ Michael E. Wolfram
Name:	Michael E. Wolfram
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA
By	/s/ Edward J. Kloecker, Jr.
Name:	Edward J. Kloecker, Jr.
Title:	Vice President

COMERICA BANK
By	/s/ Joel S. Gordon
Name:	Joel S. Gordon
Title:	Assistant Vice President

SOCIETE GENERALE
By	/s/ Eric E. O. Siebert
Name:	Eric E. O. Siebert
Title:	Managing Director

HSBC BANK USA, As Agent
By	/s/ William H. Graser
Name:	William H. Graser
Title:	First Vice President

MOOG INC.
By	/s/ Robert R. Banta
Name:	Robert R. Banta
Title:	Executive Vice President

MOOG FSC LTD., as a guarantor
By	/s/ Timothy P. Balkin
Name:	Timothy P. Balkin
Title:	Treasurer

MOOG PROPERTIES, INC.,
as a guarantor
By	/s/ Timothy P. Balkin
Name:	Timothy P. Balkin
Title:	Treasurer

MOOG INDUSTRIAL CONTROLS
CORPORATION, as a guarantor
By	/s/ Timothy P. Balkin
Name:	Timothy P. Balkin
Title:	Treasurer